Exhibit 99.1

Company Contact:

Porter, LeVay & Rose, Inc.

Donald R. Peck, CFO

Cheryl Schneider, VP – Investor Relations

617-638-2000

Margarerit Drgos, VP – Media Relations

Jeff Myhre, VP – Editorial 212-564-4700

FIRST MARBLEHEAD ANNOUNCES RECORD THIRD QUARTER FACILITATION VOLUME;

RAISES GUIDANCE FOR FISCAL 2004

BOSTON, MA, April 7, 2004 – First Marblehead Corporation (NYSE: FMD) a leading processor of private, non-governmental, education lending, today announced its loan facilitation volumes for the fiscal third quarter and nine months ended March 31, 2004.

For the third quarter ended March 31, 2004, First Marblehead facilitated over $485 million of private student loans, an increase of 84% over the comparable period last year.  The year-to-date loan facilitation volume reached $1.47 billion, a 70% increase over the comparable nine-month period last year.

First Marblehead’s third quarter volume of loans available for later securitization was over $366 million, an increase of 123% over the comparable period last year.  The year-to-date volume of loans available for later securitization reached $1.11 billion, a 103% increase over the comparable nine-month period last year.

Daniel Meyers, First Marblehead’s Chairman and CEO, commented, “Our third quarter exceeded our expectations.  The education market remains strong.  Private student loans are helping more and more students and their families find an affordable way to meet escalating education costs. The heightened demand for student loans, especially from private sources, supports our outlook for continued growth in this sector.”

Commenting on forecasts for the full fiscal year ending June 30, 2004, Meyers said, “We expect our loan facilitation volume to increase by over 60% compared to fiscal 2003, and the volume of loans available for later securitization to increase over 90%.  We expect our revenues to increase over 100% from fiscal 2003 and net income to increase over 120%.”

Looking towards next year, Meyers went on, “Our outlook for fiscal 2005 is also quite positive.  We expect loan originations will increase between 40 and 45 percent, with loans available for securitization increasing over 50 percent.  We are looking for both revenues and net income to increase approximately 50 percent from fiscal 2004’s record levels.”

Meyers continued, “Overall, in the past we have anticipated our loan volume growth slowing.  However, various factors impacting our customers have resulted in our growth accelerating, and thus our current expectations are more optimistic.”

-more-

First Marblehead will release its fiscal third quarter and nine month results for the period ending March 31, 2004 after the market closes on Thursday,  April 22, 2004.  In addition, management will host a conference call at 4:30 p.m. EDT that same day to discuss the results, which will be simultaneously broadcast live over the Internet.  Daniel Meyers, Chairman and Chief Executive Officer, and Donald Peck, Executive Vice President and Chief Financial Officer, will participate in the call.  To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead’s website for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 90156109.

About First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental, education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for fiscal year 2004 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.  These forward-looking statements represent First Marblehead’s expectations as of April 7, 2004. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead’s actual results to differ from its expectations include the factors set forth under the caption “Factors That May Affect Future Results” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 13, 2004.  These risks could cause actual results of the industry or our actual results for fiscal year 2004 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

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